EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT (the   Agreement  ) dated September 4, 1997
between ______________________, currently residing at _________________________________ ( Employee ), and Edison Brothers
Stores, Inc., a Delaware corporation (the   Company  ), replacing and
superseding the Amended and Restated Employment Agreement dated June 21, 1996 between Employee and the Company.

     WHEREAS, in November 1995, the Company, along with 65 of its subsidiaries, filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Delaware (Case No. 95-1354 (PJW)) and has since been operating its business as a debtor-in-possession; and

     WHEREAS, the Company has filed a plan of reorganization and expects to emerge from Chapter 11 later this month; and

     WHEREAS, in order to assure the continued availability of the services of Employee after the Company's emergence from Chapter 11, the Company wishes to extend the term of and otherwise modify the Amended and Restated Employment Agreement dated June 21, 1996 between Employee and the Company;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

     1.  Effective Date.  This Agreement shall take effect as of the
effective date   as that term is defined in the Debtors' Amended Joint Plan of Reorganization, dated June 30, 1997, as such plan may be amended or modified, or such alternative plan of reorganization as is ultimately confirmed by the Bankruptcy Court (the Commencement Date).

     2. Employment. Subject to the terms and conditions hereinafter set forth, the Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, during the two-year period (the Employment Term ) beginning on the Commencement Date. The Employment Term may be extended by mutual written agreement of the parties or terminated pursuant to the provisions of Section 5 or Section 6 hereof. In the event a Change in Control (as hereinafter defined) occurs less than eighteen months before the end of the Employment Term and at a time when Employee is still employed hereunder, the Employment Term shall be extended for a period ending eighteen months after the date of occurrence of the Change in Control.

     3. Duties. Employee shall be employed in the capacity of ______________________________. Employee shall have such duties as may reasonably be assigned to him by or at the direction of the Board of Directors of the Company. Employee shall perform such duties diligently and to the best of his ability, and shall comply with the Company's Business Conduct Policy and other policies as in effect from time to time. Employee's duties shall be performed primarily at the Company's home office in St. Louis, Missouri, with such foreign and domestic travel as the performance of his duties may require. During the Employment Term, Employee shall devote his entire working time, attention and energy to the business of the Company, and shall not be engaged in any other business activity that conflicts with or interferes with Employee's performance of his duties hereunder except as authorized by the Board of Directors of the Company.

     4.  Compensation and Benefits.

     A. Salary. During the Employment Term, the Company shall pay Employee for his services hereunder a base salary at the rate of $___________, subject to upward adjustment in accordance with the Company's salary review practices and procedures in effect from time to time. Such salary shall be payable semi-monthly on the 15th and last day of each month.

     B. Benefits and Perquisites. During the Employment Term, Employee shall be entitled to participate in, to the extent Employee is eligible under the terms thereof, the Company's Medical, Dental, Life Insurance, Disability, Pension and 401(k) Savings Plans and all such other benefit programs as are generally provided from time to time by the Company to its executive personnel. Subject to the rights of Employee set forth in Sections 6 and 7 hereof, nothing herein shall preclude the Company from terminating or amending any employee benefit plan or program.

     C. Vacation. During the Employment Term, Employee shall be entitled to a vacation of ______ weeks per calendar year to be taken in accordance with the Company's normal policies.

     D. Bonuses, Stock Options and Restricted Stock. In recognition of Employee's contributions to the Company's restructuring efforts, Employee shall be entitled to receive a lump sum cash bonus of $__________, payable on ____________________, or such earlier date following the Commencement
Date as there occurs a Change in Control (the   Bonus Date  ), provided
that Employee is still in the employ of the Company as of that date. Notwithstanding the foregoing, if prior to the Bonus Date, Employee's employment is terminated by the Company Without Cause (as hereinafter defined) or is terminated by Employee for Good Reason (as hereinafter defined), then such bonus shall be paid to Employee on the Termination Date (as hereinafter defined). Employee shall also be eligible for such other bonus payments and shall be granted such shares of common stock of the Company and/or options to purchase common stock of the Company on such terms and in such amounts as the Board of Directors of the Company, or a duly constituted committee thereof, shall determine in its discretion.

     E. Travel and Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Employee shall be entitled to reimbursement for reasonable travel and other business expenses incurred by Employee in the performance of his duties hereunder.

     F. Payment. Payment of all compensation and benefits to Employee hereunder shall be made in accordance with the relevant policies of the Company in effect from time to time and shall be subject to all applicable employment and withholding taxes.

     G. Cessation of Employment. If Employee shall cease to be employed by the Company for any reason, then Employee's compensation and benefits shall cease as of the Termination Date, except as otherwise provided herein or in any applicable employee benefit plan or program.

     5.  Termination of Employment of Employee by the Company.

          (a) Employee's employment may be terminated by the Company for Cause (as hereinafter defined) upon following the procedures hereinafter specified. Employee may not be terminated for Cause unless and until the Board of Directors of the Company finds that termination of Employee for Cause is justified. Termination of Employee's employment for Cause shall become effective after such finding has been made by the Board and upon the giving to Employee of a written notice of termination, specifying in detail the particulars of the conduct of Employee found by the Board to justify such termination for Cause.

          (b) Employee's employment may be terminated by the Company Without Cause at any time, effective upon the giving to Employee of a written notice of termination specifying that such termination is Without Cause.

          (c) Upon a termination by the Company of Employee's employment for Cause, Employee shall be entitled to the payments specified in subparagraph (a) of Section 7 of this Agreement. Upon a termination by the Company of Employee's employment Without Cause, Employee shall be entitled to the payments and benefits specified in subparagraphs
     (a), (b), (c) and (d) of Section 7 of this Agreement.

          (d) Employee's employment may be terminated by the Company for Disability (as hereinafter defined), effective upon the giving to Employee of a written notice of termination specifying that such termination is for Disability. Upon a termination of Employee's employment for Disability, Employee shall be entitled to the payments specified in subparagraph (a) of Section 7 of this Agreement. During any period that Employee fails to perform Employee's duties hereunder s a result of incapacity due to physical or mental impairment (a Disability Period ), Employee shall continue to receive the compensation and benefits provided for in Section 4 hereof unless and until Employee's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Employee during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Employee under disability benefit plans and programs of the Company or under the Social Security disability insurance program.

     6. Termination of Employment by Employee. Employee shall be entitled to terminate his employment with the Company at any time. If such termination is for other than Good Reason, Employee shall be entitled to the payments specified in subparagraph (a) of Section 7. If such termination is for Good Reason, Employee shall be entitled to the payments and benefits specified in subparagraphs (a), (b), (c) and (d) of Section 7. Employee shall give the Company written notice of any such voluntary termination of employment, which notice need specify only Employee's desire to terminate his employment and, if such termination is for Good Reason, set forth in reasonable detail the facts and circumstances claimed by Employee to constitute Good Reason.

     7. Payments and Benefits Upon Termination. To the extent provided in Sections 5 and 6 hereof, upon termination of his employment, Employee shall be entitled to receive the following payments and benefits:

          (a) The Company shall pay to Employee on the Termination Date
     (i) the full base salary earned by Employee through the Termination Date and unpaid at the Termination Date, plus (ii) credit for any vacation earned by Employee but not taken at the Termination Date, plus (iii) all other amounts earned by Employee and unpaid as of the Termination Date.

          (b) The Company shall pay to Employee on the Termination Date a lump sum cash amount equal to Employee's monthly salary at the highest rate in effect at any time between the Commencement Date and the Termination Date multiplied by the greater of (i) twelve or (ii) the number of months remaining until the Completion Date (as hereinafter defined), including partial months.

          (c) The Company shall pay to Employee on the Termination Date a
     lump sum cash amount equal to 1/12 of Employee's   target bonus   for
     the then-current fiscal year under the Company's Executive Performance-Based Bonus Plan (or any replacement or successor plan then in effect), multiplied by the greater of (i) twelve or (ii) the number of months (including partial months) remaining until the Completion Date.

          (d) The Company shall maintain in full force and effect for Employee's continued benefit until the earlier of (i) the Completion Date or twelve months from the Termination Date, whichever is later, or (ii) Employee's similar coverage by a new employer, all life insurance, medical, dental, and disability plans, programs or arrangements in which Employee was entitled to participate immediately prior to the Termination Date, provided that Employee's continued participation is possible under the terms and provisions of such plans, programs or arrangements. In the event that Employee's participation in any such plan, program or arrangement is barred by the terms thereof, the Company shall arrange to provide Employee with benefits substantially similar to those which Employee would otherwise be entitled to receive under such plans, programs or arrangements.
     Any continuation of benefits under this Section 7(d) shall not be counted towards the benefits extension period mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985.

Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation or other amounts paid to or earned by Employee as the result of employment by another employer after the Termination Date or otherwise.

     8. Tax Indemnity. If any amounts, reimbursements or benefits payable by the Company to Employee pursuant to this Agreement or any other plan, agreement or arrangement of the Company (including, without limitation, any stock options issued to Employee under the Company's 1997 Stock Option Plan and any restricted stock agreement between the Company and Employee) are determined to be subject to an excise or similar tax pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or any successor or other comparable federal, state or local tax laws, the Company shall pay to Employee such additional sum as is necessary (after taking into account all federal, state and local income taxes payable by the Employee as a result of the receipt of such additional sum) to place Employee in the same after-tax position he would have been in had no such excise or similar purpose tax been paid or incurred.

     9. Employee's Expenses. All costs and expenses (including reasonable legal and accounting fees) incurred by Employee (a) to defend the validity of this Agreement, (b) if Employee's employment has been terminated by the Company for Cause, to contest such termination, (c) to contest any determinations by the Company concerning the amounts payable by the Company under this Agreement or (d) to otherwise obtain or enforce any right or benefit provided to Employee by this Agreement (including, without limitation, any right or benefit under this Section 9), shall be paid by the Company unless it is expressly found by a court of competent jurisdiction that the actions of Employee pursuant to subparts (a), (b),
(c) and/or (d) of this Section 9 (whichever is applicable) were taken in bad faith or without a reasonable basis.

     10. Confidential Information. Employee, during the period of his employment by the Company and thereafter, irrespective of whether the termination of his employment is voluntary or involuntary, will not, directly or indirectly (without the Company's prior written consent), use for himself, or use for or disclose to any other party, any confidential information regarding the Company. For purposes of this Agreement, such confidential information shall include any data or information regarding the business of the Company or any subsidiary or affiliate of the Company that is not generally known to the public, including without limitation any confidential information or data regarding the cost of products sold by, or the plans of, the Company or its affiliates or the business methods of the Company or its affiliates not in general use by others or the identity of any customers or suppliers of the Company or its affiliates or information respecting transactions or prospective transactions therewith.

     11. Notice. All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, in each case addressed as set forth below:

     (a)  If to the Company

          Edison Brothers Stores, Inc.
          501 North Broadway
          St. Louis, Missouri  63102
          Attention:  Chief Executive Officer

     (b)  If to Employee:

          ____________________
          ____________________
          ____________________


Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

     12.  Definitions.

          (a)   Cause,   when used in connection with the termination of
     Employee's employment by the Company, shall mean (i) the willful or repeated failure by Employee substantially to perform his duties or otherwise comply with any of his obligations hereunder (other than any such failure resulting from his Disability), which failure is not or cannot be cured within five business days after the Company has given written notice thereof to Employee specifying in detail the particulars of the acts or omissions deemed to constitute such failure; (ii) the engaging by Employee in willful misconduct which is materially injurious to the Company; (iii) the engaging by Employee in any act of moral turpitude that is reasonably likely to materially and adversely affect the Company or its business; or (iv) Employee's conviction of, or entry of a plea of nolo contendere with respect to, any felony. For purposes of this definition, no act, or failure to
     act, on Employee's part shall be considered   willful   unless done,
     or omitted to be done, by Employee in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.

          (b)   Change in Control   shall mean the occurrence of any of the
     following events:

               (i) any   person   or   group   (as such terms are used in
          Section 13(d) of the Securities Exchange Act of 1934, as amended
          (the   Exchange Act  )) becomes the   beneficial owner   (as
          determined pursuant to Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of securities of the Company having more than 33% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; or

               (ii) at any time during any 24-month period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election, or nomination for election by the stockholders of the Company, to the Board of Directors was approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

               (iii) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, in one
          transaction or a series of related transactions, to any   person
          or   group   (as such terms are used in Section 13(d) of the
          Exchange Act) other than a wholly-owned subsidiary of the Company; or

               (iv) the merger or consolidation of the Company with or into another corporation, unless immediately after such merger or consolidation (a) securities having more than 50% of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the surviving or
          resulting corporation are then   beneficially owned   (as
          determined pursuant to Rules 13d-3 and 13d-5 under the Exchange
          Act) by the holders of the capital stock of the Company immediately prior to such merger or consolidation, and (b) no
          person   or   group   (as such terms are used in Section 13(d) of
          the Exchange Act)   beneficially owns   (as determined pursuant
          to Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, securities having more than 33% of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the surviving or resulting corporation; or

               (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution;

     provided, however, that no such event shall be deemed a Change in Control if it occurs as part of the implementation of, and pursuant to the express terms of, a plan of reorganization of the Company that has been confirmed by the Bankruptcy Court in the Company's Chapter 11 case, and provided further that two or more entities shall not be
     deemed to constitute a   person   or   group   for purposes of this
     Section 12 in respect of any securities of the Company received by them pursuant to such plan of reorganization merely by virtue of the fact that such entities were each members of the statutory Creditors' Committee appointed in the Company's Chapter 11 case.

          (c)   Company   shall have the definition set forth in Section 13
     hereof.

          (d)   Completion Date   shall mean the date the Employment Term
     would have ended under the provisions of Section 2 hereof had it not been terminated pursuant to Section 5 or Section 6.

          (e)   Disability   shall mean Employee's inability to perform the
     duties of Employee's position with the Company by reason of a medically determined physical or mental impairment which has existed for a continuous period of at least 26 weeks and which, in the judgment of a physician who certifies to such judgment, is expected to be of indefinite duration or to result in imminent death.

          (f)   Good Reason,   when used with reference to a voluntary
     termination by Employee of his employment with the Company prior to the occurrence of a Change in Control, shall mean:

               (i) a reduction in Employee's base salary as in effect on the Commencement Date or as the same may be increased from time to time;

               (ii) the assignment to Employee of any duties materially inconsistent with his status as an executive of the Company; or

               (iii) the mandatory transfer of Employee to another geographic location, except for required travel on Company business to an extent substantially consistent with Employee's business travel obligations as of the Commencement Date;

       Good Reason,   when used with reference to a voluntary termination
     by Employee of his employment with the Company after the occurrence of a Change in Control, shall mean:

               (i) a reduction in Employee's base salary as in effect on the Commencement Date or as the same may be increased from time to time;

               (ii) the assignment to Employee of any duties materially inconsistent with, or the reduction of powers or functions associated with, his positions, responsibilities or status with the Company immediately prior to the Change in Control, or any removal of Employee from or any failure to re-elect Employee to any positions or offices held by Employee immediately prior to the Change in Control, except in connection with the termination of Employee's employment by the Company for Cause or for Disability;

               (iii) the mandatory transfer of Employee to another geographic location, except for required travel on Company business to an extent substantially consistent with Employee's business travel obligations immediately prior to the Change in Control;

               (iv) the failure by the Company to continue in effect any employee benefit plan, program or arrangement in which Employee was participating immediately prior to the Change in Control (or plans, programs or arrangements providing Employee with substantially similar benefits), or the taking of any action by the Company which would adversely affect Employee's participation in, or materially reduce Employee's benefits under, any of such plans, programs or arrangements, or the failure by the Company to provide Employee with the number of paid vacation days per annum to which Employee was entitled immediately prior to the Change in Control; or

               (v) any purported termination of Employee's employment by the Company which is not effected pursuant to the requirements of this Agreement.

          (g)   Termination Date   shall mean the effective date as
     provided hereunder of the termination of Employee's employment.

          (h)   Without Cause,   when used in connection with the
     termination of Employee's employment by the Company, shall mean any termination of the employment of Employee by the Company which is not a termination of employment for Cause or for Disability.

     13.  Successors; Binding Agreement.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor. Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to benefits from the Company in the same amounts and on the same terms as Employee would be entitled hereunder if Employee terminated his employment for Good Reason after a Change in Control. For purposes of the preceding sentence, the date on which any such succession becomes effective shall be deemed the
     Termination Date.  As used in this Agreement,   Company   shall mean
     the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13(a) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

          (b) This Agreement is personal to Employee and Employee may not assign or delegate any part of his rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives, executors, administrators, heirs and beneficiaries.

     14. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     15. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     16. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     17. Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Employee's continued employment without objection shall not constitute Employee's consent to, or a waiver of Employee's rights with respect to, any circumstances constituting Good Reason. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.

     18. Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and as of the Commencement Date shall supersede any other agreement between the parties, oral or written, concerning the same subject matter, including the Amended and Restated Employment Agreement dated June 21, 1996 between the Company and Employee; provided that, this Agreement shall not affect or supersede any rights Employee may have under any incentive bonus, stock option, restricted stock, pension, medical, dental, life insurance or any other employee benefit plan, program or arrangement sponsored or maintained by the Company.

     19. Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and by a duly authorized officer of the Company.

     20. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri, without reference to the conflict of laws rules of such State.

     21. Post Employment Term Change in Control. In the event a Change in Control occurs after the end of the Employment Term but at a time when Employee is still employed by the Company, and if, within eighteen months after the occurrence of such Change in Control, Employee's employment is terminated by the Company Without Cause or is terminated by Employee for Good Reason, then Employee shall be entitled to the payments and benefits specified in subparagraphs (a), (b), (c) and (d) of Section 7 of this
Agreement.  For purposes hereof, the term   Completion Date   as used in
Section 7 shall be deemed to be the last day of such eighteen-month period.

     22. Survival. This Agreement, and the respective rights and obligations of the Company and Employee hereunder, shall survive and remain in full force and effect following the expiration of the Employment Term and the termination of Employee's employment hereunder.

     IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the day and year first above written.

                                   EDISON BROTHERS STORES, INC.



                              By:  _/S/______________________________
                                   Name:     Alan D. Miller
                                   Title:    Chairman, President
                                             and Chief Executive
                                             Officer



                                   _______________________________
                                   [name of employee]